QUANTITATIVE MASTER SERIES TRUST, INC.

MASTER ENHANCED INTERNATIONAL SERIES

FILE # 811-7885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/10/00	Oracle Corp. Japan	$308,800	$7,488,400,000	Salomon Smith Barney
5/15/00	Koninkljke Ahold 4.0 5/19/05	$5,940,000	$19,008,000,000	Goldman Sachs
5/23/00	Banco Bilbao Vizcaya	$2,505,000	$2,502,000,000	Salomon Smith Barney
6/5/00	Finmeccanica	$284,000	$4,686,000,000	Salomon Smith Barney
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